UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2016

PETROSHARE CORP.

(Exact name of registrant as specified in its charter)

Colorado	001-37943	46-1454523
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7200 S. Alton Way, Suite B-220

Centennial, Colorado 80112

(Address of principal executive offices)  (Zip Code)

Registrant’s telephone number including area code:  (303) 500-1160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

On November 21, 2016, PetroShare Corp. (the “Company”) executed a Purchase and Sale Agreement (the “Agreement”) with Crimson Exploration Operating, Inc., a Delaware corporation (the “Seller”), pursuant to which the Company agreed to acquire certain oil and gas assets from the Seller. The assets include: (i) oil and gas leases covering lands located in Adams, Arapahoe, Elbert, and Weld Counties, Colorado (“Lands”), covering approximately 15,994 gross (11,169 net) acres (the “Leases”); (ii) Seller’s interest in approximately 38 oil and gas wells located on the Lands, which includes 32 wells that are currently producing and six wells that are shut-in; and (iii) all the oil, gas, condensate and associated hydrocarbons produced from the Leases and Lands beginning on the Effective Date (defined below), equipment used to produce such hydrocarbons, and agreements, permits, and other intangible property related to the foregoing. Closing of the acquisition is scheduled for December 22, 2016 and is subject to customary conditions, including environmental and title diligence. If completed, the acquisition will be effective December 1, 2016 (“Effective Date”).

The purchase price payable by the Company for the foregoing assets is $5,000,000. The purchase price is subject to adjustment prior to and following the closing based on a preliminary and final proration of costs and revenues from the assets at or after the Effective Date. The parties have indemnified each other against certain liabilities, including liabilities related to ownership and operation of the assets.

The Company paid 10% of the purchase price, or $500,000, as a deposit at the time of executing the Agreement (the “Deposit”). The Deposit is refundable to the Company if the Agreement is terminated for certain reasons, including, but not limited to, material adjustments to the purchase price related to title defects or casualty loss or a breach of the Agreement by the Seller. If the Seller terminates the Agreement due to a breach of the Agreement by the Company, the Seller will be entitled retain to the Deposit as liquidated damages. The purchase price, minus the Deposit, is due at closing.

The Company’s working interest partner and primary lender has agreed to purchase 50% of the Company’s interest in the assets.

The representations, warranties, and covenants contained in the Agreement were made only for purposes of the Agreement, including the allocation of risk between the parties, and as of specific dates, were solely for the benefit of the parties to the Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Agreement.

A copy of the Agreement is attached to this report as Exhibit 2.1. The description of the Agreement is qualified in its entirety by reference to the Agreement.

Item 7.01                                           Regulation FD Disclosure.

On November 28, 2016, the Company issued a press release announcing the execution of the Agreement. A copy of the press release is attached to this report as Exhibit 99.1.

The information furnished under this Item 7.01, including the exhibit, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, except as shall be expressly set forth by reference to such filing.

Item 9.01                                           Financial Statements and Exhibits.

See the Exhibit Index at the end of this report for a listing of the exhibits filed or furnished with this report.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PetroShare Corp.

Date: November 28, 2016	By:	/s/ Stephen J. Foley
Stephen J. Foley, Chief Executive Officer

Exhibit Index

The following is a list of the Exhibits filed or furnished with this report:

Exhibit
Number	Description of Exhibit

2.1	Purchase and Sale Agreement between the Company and Crimson Exploration Operating, Inc., dated November 21, 2016

99.1	Press release, dated November 28, 2016